Registration No. 333-

As filed with the Securities and Exchange Commission on May 7, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Universal Stainless & Alloy Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	25-1724540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Mayer Street Bridgeville, Pennsylvania	15017
(Address of principal executive offices)	(Zip Code)

Amended and Restated Universal Stainless & Alloy Products, Inc. 2017 Equity Incentive Plan

(Full title of the plan)

John J. Arminas

Vice President, General Counsel and Secretary

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, PA 15017

(Name and address of agent for service)

(412) 257-7600

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey W. Acre

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222

(412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	466,000 shares(3)	$9.015	$4,200,990.00	$458.33

(1)

This Registration Statement also covers additional securities to be offered or issued upon any adjustment or change made to the registered securities by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock, par value $0.001 per share (“Common Stock”), as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low trading prices for the Common Stock on the Nasdaq Global Select Market on May 3, 2021, which was $9.015.

(3)

The 466,000 shares of Common Stock covered by this Registration Statement include (i) 400,000 shares issuable pursuant to the Amended and Restated Universal Stainless & Alloy Products, Inc. 2017 Equity Incentive Plan (the “Amended and Restated Plan”) and (ii) 66,000 shares of Common Stock which are reserved but unissued under the Registrant’s 1994 Stock Incentive Plan (the “1994 Plan”), which, in accordance with the terms of the Amended and Restated Plan, may be added to the reserve of shares issuable pursuant to the Amended and Restated Plan in connection with the expiration, forfeiture or termination of outstanding awards under the 1994 Plan. No additional awards may be made under the 1994 Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers an additional 400,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the “Registrant”), that may be issued under the Amended and Restated Universal Stainless & Alloy Products, Inc. 2017 Equity Incentive Plan (the “Amended and Restated Plan”) in accordance with the terms of the Amended and Restated Plan. The Amended and Restated Plan is more fully described in Proposal No. 4 contained in the Registrant’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 5, 2021. The Registrant’s stockholders approved the Amended and Restated Plan on May 5, 2021.

The 466,000 shares of Common Stock covered by this Registration Statement include (i) 400,000 shares issuable pursuant to the Amended and Restated Universal Stainless & Alloy Products, Inc. 2017 Equity Incentive Plan (the “Amended and Restated Plan”) and (ii) 66,000 shares of Common Stock which are reserved but unissued under the Registrant’s 1994 Stock Incentive Plan (the “1994 Plan”), which, in accordance with the terms of the Amended and Restated Plan, may be added to the reserve of shares issuable pursuant to the Amended and Restated Plan in connection with the expiration, forfeiture or termination of outstanding awards under the 1994 Plan. No additional awards may be made under the 1994 Plan.

The shares of Common Stock covered by this Registration Statement do not include shares of Common Stock which were reserved but unissued under the Company’s Omnibus Incentive Plan (the “Omnibus Plan”), as of May 3, 2017 and which were not subject to outstanding awards under the Omnibus Plan as of such date (the “Carried Forward Shares”). The shares of Common Stock covered by this Registration Statement also do not include shares of Common Stock which, in accordance with the terms of the Amended and Restated Plan, may be added to the reserve of shares issuable pursuant to the Amended and Restated Plan in connection with the expiration, forfeiture or termination of outstanding awards under the Omnibus Plan (together with the Carried Forward Shares, the “Omnibus Plan Shares”). No additional awards may be made under the Omnibus Plan. The offering and sale of the Omnibus Plan Shares under the Amended and Restated Plan are registered pursuant to the Registrant’s Registration Statement on Form S-8 (File No. 333-184334).

Pursuant to General Instruction E to Form S-8, the contents of each of (i) the Registration Statement on Form S-8 (File No. 333-184334), filed by the Registrant with the Commission on October 9, 2012 and amended by Post-Effective Amendment No. 1, filed by the Registrant with the Commission on May 8, 2017, and (ii) the Registration Statement on Form S-8 (File No. 333-217794), filed by the Registrant with the Commission on May 8, 2017, each registering shares of Common Stock issuable under the Amended and Restated Plan, is hereby incorporated by reference except to the extent supplemented, amended or superseded by the information set forth therein or herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The document containing the information specified in Part I will be delivered to the participants in the Amended and Restated Plan as required by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2020, as filed on February 17, 2021 (File No. 001-39467);

2.

All other reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2020 (except to the extent of any information furnished in a Current Report on Form 8-K under Item 2.02 or Item 7.01 and exhibits furnished therein that relate to such items); and

3.

The description of the Registrant’s Common Stock contained in the Registration Statement filed by the Registrant under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or any exhibit furnished therein that relates to such items. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the Plan, each meeting the requirements of Section 10(a) of the Securities Act.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation, as amended, and its Second Amended and Restated By-Laws provide that the personal liability of its directors is so eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. The Company’s Amended and Restated Certificate of Incorporation, as amended, provides that it will, to the fullest extent permitted by Section 145 of the DGCL, indemnify any and all persons who it has the power to indemnify under Section 145 of the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL. Under the Company’s Amended and Restated Certificate of Incorporation, as amended, such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action taken in an official capacity and as to action in any other capacity while holding office, and shall continue as to a person who has ceased to be a director, officer employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company’s Second Amended and Restated By-laws provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or is serving at the Company’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Company is required under its Second Amended and Restated By-Laws to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Company’s board of directors. The Company are is authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the Company’s request as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the applicable provisions of its Second Amended and Restated By-Laws or of the DGCL.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017).

4.2	Second Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed December 15, 2014).

5.1	Opinion of K&L Gates LLP (filed herewith).

23.1	Consent of Schneider Downs & Co., Inc., independent registered public accounting firm (filed herewith).

23.2	Consent of K&L Gates LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

99.1	Amended and Restated Universal Stainless & Alloy Products, Inc. 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed May 7, 2021).

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeville, Commonwealth of Pennsylvania, on this 7th day of May, 2021.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	/s/ Dennis M. Oates
Dennis M. Oates
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Universal Stainless & Alloy Products, Inc., a Delaware corporation, do hereby constitute and appoint Dennis M. Oates and John J. Arminas, or any of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Capacity	Date

/s/ Dennis M. Oates Dennis M. Oates	Chairman, President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)	May 7, 2021

/s/ Christopher L. Ayers Christopher L. Ayers	Director	May 7, 2021

/s/ Judith L. Bacchus Judith L. Bacchus	Director	May 7, 2021

/s/ M. David Kornblatt M. David Kornblatt	Director	May 7, 2021

/s/ Udi Toledano Udi Toledano	Director	May 7, 2021